Exhibit 8.2

Michael Helm Partner	michael.helm@dentons.com D +49 30 26 47 31 95 Dentons Europe LLP Rechtsanwälte Steuerberater Markgrafenstraße 33 10117 Berlin Germany T +49 30 2 64 73 0 F +49 30 2 64 73 133

Innocoll AG

FAO Management Board / Vorstand

Unit 9, Block D
Monksland Business Centre

Monksland, Athlone

Ireland

Innocoll Holdings plc

Unit 9, Block D

Monksland Business Park

Monksland, Athlone, Co. Roscommon

Ireland

December 21, 2015

Innocoll Holdings plc Registration Statement on Form F-4

Ladies and Gentlemen,

We are acting as special German tax counsel to Innocoll Holdings plc, a public limited company incorporated in Ireland (“INNOCOLL IRELAND”) and Innocoll AG (the “COMPANY”), a German stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (“GERMANY”), in connection with the proposed cross-border merger between the Company and Innocoll Ireland with the Company, being the disappearing entity and Innocoll Ireland being the surviving entity in a merger by acquisition (the “MERGER”). The Merger will be effected pursuant to the common draft terms of a cross-border merger (the “MERGER PROPOSAL”) which are attached as Annex A to the prospectus included in Amendment No. 1 to the registration statement on Form F-4 filed on December 21, 2015 (as filed and amended, the “REGISTRATION STATEMENT”) filed with the Securities and Exchange Commission (the “COMMISSION”) on December 10, 2015. You have requested our opinion concerning the statements of legal conclusions in the Registration Statement under the caption "Material Tax Considerations — German Tax Considerations”.

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December 21, 2015 Page 2

1	Scope of Opinion

1.1	This opinion is based upon and confined to the tax laws of GERMANY presently in force, as currently applied and construed by the tax authorities and tax courts in GERMANY. This opinion does not relate to facts or laws or to the interpretation of laws after the date hereof and we do not assume any obligation to update this opinion or to inform you of any changes to facts or laws. Please note that such changes may have retrospective or retroactive effect. We have made no investigation of and this opinion does not address the laws of any jurisdiction other than GERMANY. This opinion is subject to German law.

1.2	We have not been asked to render and we do not express any opinion or advice regarding the commercial value of the transaction discussed in this opinion to any corporation, partnership, entity or individual. Also we cannot and we do not advise on any of the financials aspects, risks and benefits of this transaction and nothing in this opinion shall be implied to this effect.

1.3	This opinion exclusively deals with the German tax position of U.S. HOLDERS and IRISH Holders (as defined below) under German tax law as described in the REGISTRATION STATEMENT under the heading “Material Tax Considerations” in the sub section “German Tax Considerations”. This opinion does not relate to any other issue or element of the overall transaction. We have neither advised the Company nor Innocoll Ireland in connection with the MERGER. We express no opinion as to the tax treatment of any corporation, partnership, entity or individual involved or affected by the transaction contemplated in the OPINION DOCUMENTS (as defined below) other than U.S. HOLDERS and IRISH HOLDERS as defined in the REGISTRATION STATEMENT under the heading “Material Tax Consideration” in the sub section “German Tax Consideration” (the “U.S. HOLDERS” or “IRISH HOLDERS”).

1.4	This opinion expresses and describes German legal concepts in English and not in their original forms. Therefore, it cannot be ruled out that due to differences of legal systems some words or phrases may have different connotations than the German words or phrases would have. Where English terms and expressions are used, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent German concepts under German tax law. Where we have included the relevant German expressions these shall prevail over their English translation.

2	Opinion Documents

For the purposes of this opinion we have exclusively reviewed and relied on

•	the REGISTRATION STATEMENT without its Exhibits,

Capitalized terms used herein shall refer to the meaning given to them in the OPINION DOCUMENTS, unless defined otherwise herein.

December 21, 2015 Page 3

3	Assumptions:

In giving this opinion we have assumed:

3.1	The facts as laid out in the OPINION DOCUMENTS are true and correct.

3.2	The respective parties to the OPINION DOCUMENTS and all corporations, partnerships, entities or individuals having obligations thereunder have acted and will act in all respects at all relevant times in conformity with the requirements and provisions of the OPINION DOCUMENTS.

3.3	U.S. HOLDERS and IRISH HOLDERS holding ADSs are the beneficial owners (wirtschaftliche Eigentümer) within the meaning of section 39 paragraph 2 of the German General Tax Act (Abgabenordnung) of the respective underlying shares and dividends paid under such underlying shares.

4	Opinion Statement

Based upon the foregoing and subject to the qualifications set out below, subject to the qualifications, assumptions and limitations stated in the REGISTRATION STATEMENT and subject to matters not disclosed to us, we are of the opinion that the legal statements set forth under the heading “Material Tax Consideration” in the sub section “German Tax Considerations”, insofar as such statements discuss the material German tax consequences for U.S. HOLDERS and IRISH HOLDERS of acquiring, owning and disposing of the ADSs, represent our opinion with respect to and limited to the matters referred to therein.

5	Who may rely on this Opinion

This opinion is given solely to the COMPANY and INNOCOLL IRELAND and solely in connection with the OPINION DOCUMENTS. It may not be relied upon by any other corporation, partnership, entity or individual or used for any other purpose and neither its contents nor its existence may be disclosed without our prior written consent. The opinion shall not create third party rights pursuant to section 328 of the German Civil Code (Bürgerliches Gesetzbuch) (Vertrag zu Gunsten Dritter) or rights for the benefit of third parties (Vertrag mit Schutzwirkung zu Gunsten Dritter) or any other laws of GERMANY or any other country.

Our liability towards the COMPANY and INNOCOLL IRELAND as well as towards third parties due to any kind of negligence in giving this opinion is limited to an amount of EUR 10 million for each case under the client agreements between the COMPANY and us and INNOCOLL IRELAND and us. The competent courts of Frankfurt am Main, GERMANY, shall have exclusive jurisdiction in connection with any disputes arising in connection with or in relation to this opinion.

We agree that copies of this opinion may be made available to the COMMISSION who, we understand, wishes to know that an opinion has been given and to be made aware of its terms. However, the COMMISSION may not rely on this opinion in any way for its own benefit or for that of any other corporation, partnership, entity or individual.

December 21, 2015 Page 4

Apart from the above, we do not assume any liability towards corporations, partnerships, entities or individuals to whom this opinion is not addressed or who may not expressly rely thereon.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Dentons Europe LLP

Dentons Europe LLP